Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

May 18, 2012

iPath Exchange Traded Notes Premiums & Discounts What are they and why do they happen? What is a premium? When discussing iPath Exchange Traded Notes (ETNs), a premium is described as the amount that the market price of an ETN on the exchange trades above its intraday indicative note value. The intraday indicative note value is meant to approximate the intrinsic economic value of each iPath ETN. As iPath ETNs are debt securities, and unlike exchange-traded funds (ETFs) do not own underlying assets, the intraday indicative note value is based on the performance of the related index rather than the price of any assets. What is a discount? When discussing iPath ETNs, a discount is described as the amount that the market price of an ETN on the exchange trades below its intraday indicative note value. The intraday indicative note value is meant to approximate the intrinsic economic value of each iPath ETN. As iPath ETNs are debt securities, and unlike ETFs do not own underlying assets, the intraday indicative value is based on the performance of the related index rather than the price of any assets. Why do premiums and discounts happen? ETNs are debt securities that can be bought and sold on an exchange during normal trading hours. Investors can purchase and sell shares of ETNs on an exchange in the same manner they buy and sell a listed stock. When an investor buys an ETN, they are purchasing a debt security that seeks to return the performance of the related index of the ETN, less fees. The actual market price of a series of iPath ETNs may be different from its indicative value for various reasons. Any changes in the level of supply or demand for the ETNs may impact the market price of the note and cause it to diverge from the indicative value (for example, see “Capacity limitations may affect the market price of an ETN” for a description of one supply side factor that may impact the price of the ETN). In addition, any delay or postponement by the index sponsor in publishing the value of an underlying index will affect the current index level and therefore the intraday indicative value of the applicable iPath ETNs, which may in turn result in a divergence from the market price of the applicable iPath ETNs. How to Calculate a Premium or Discount The following formulas can be used: Premium/discount = ETN market price – intraday indicative value Hypothetical Example A: iPath ETN A 10:00 AM market price: $15.00 iPath ETN A 10:00 AM indicative value: $12.50 $15.00 - $12.50 = $2.50 Based on the example above, “iPath ETN A” is trading at a $2.50 or 20% premium. Hypothetical Example B: iPath ETN B 9:00 AM market price: $10.00 iPath ETN B 9:00 AM indicative value: $12.50 $10.00 - $12.50 = ($2.50) Based on the example above, “iPath ETN B” is trading at a $2.50 or 20% discount. Premiums and discounts are often displayed in percentage terms. The percentage reflects the difference between the market price and indicative value (as a percentage of the indicative value). BARCLAYS

1-877-764-7284 www.iPathETN.com Capacity limitations may affect the market price of an ETN Certain iPath ETNs may be suspended from further sales from inventory and/or further issuances. Daily redemptions at the option of the holders of iPath ETNs are typically not affected by suspensions, nor are Barclays Bank PLC’s lending activities from existing inventory with respect to iPath ETNs typically affected by suspensions. It is possible that a suspension, as described above, may influence the market value of iPath ETNs. Limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for iPath ETNs, which may cause them to trade at a premium or discount in relation to their indicative value. Therefore, any purchase of iPath ETNs in the secondary market may be at a purchase price significantly different from their indicative value. In order to determine whether a particular iPath ETN is effected by a suspension, as described above, please check the applicable prospectus and the iPath Product List found on www.ipathetn.com. Things to consider before investing in an ETN with a premium or discount What is the premium or discount? What market circumstances may be causing a premium or discount to occur within the ETN? Are other investment vehicles offering similar exposure trading at a premium or discount? Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. ©2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0570-0512 Not FDIC Insured No Bank Guarantee May Lose Value